UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/01/2011

CDI Corp.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-05519

Pennsylvania	23-2394430
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1717 Arch Street, 35th Floor
Philadelphia, PA 19103-2768
(Address of principal executive offices, including zip code)

(215) 569-2200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously announced, Joseph R. Seiders ceased serving as Senior Vice President, Chief Legal Officer and Secretary of CDI Corporation ("CDI") as of May 17, 2011. On July 1, 2011, Mr. Seiders and CDI entered into a Non-Competition Agreement and Release and Waiver of Claims (the "Agreement"). Mr. Seiders agreed to continue to perform services as an employee of CDI through September 30, 2011, the date on which his employment will end (the "Termination Date"). As consideration for Mr. Seiders' one-year non-competition and non-solicitation covenants, release of claims and other undertakings in the Agreement, and consistent with the terms of CDI's Executive Severance Program, CDI will pay to Mr. Seiders during the one-year period after the Termination Date: (1) an amount equal to his current annual base salary ($286,666); and (2) up to $15,000 in outplacement services. In addition, during the one-year period after the Termination Date: (a) if Mr. Seiders elects to continue paying premiums under CDI's group medical insurance plan pursuant to the plan's continuation coverage provisions, CDI will continue to pay the same portion of his insurance premiums as it was previously paying; and (b) CDI will continue to provide basic life insurance coverage to Mr. Seiders. Should Mr. Seiders obtain other employment, CDI will have the right to cease any additional severance payments, outplacement services fees, or medical or life insurance benefits for the period following Mr. Seiders' attainment of other employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDI Corp.

Date: July 07, 2011	By:	/s/ Brian D. Short
Brian D. Short
Senior Vice President, Chief Administrative Officer and General Counsel